Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator
TransCanada 401(k) and Savings UWUA Local 1-2 Plan

We consent to the incorporation by reference in Registration Statement (No. 333-151736) on Form S-8 of TransCanada Corporation of our report dated June 29, 2009 relating to the statement of net assets available for plan benefits of the TransCananada 401(k) and Savings UWUA Local 1-2 Plan as of December 31, 2008, and the related statement of changes in net assets available for plan benefits for the period from August 26, 2008 (Inception) to December 31, 2008, and the related supplemental schedule as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 11-K of the TransCanada 401(k) and Savings UWUA Local 1-2 Plan.

                                                          /s/ Eide Bailly LLP
Greenwood Village, Colorado
June 29, 2009